Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Informatica Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	13,911,930(2)	$18.96(3)	$263,770,192.80	$92.70 per $1,000,000	$24,451.50
Equity	Class A Common Stock, $0.01 par value per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	2,782,386(4)	$16.12(5)	$44,852,062.32	$92.70 per $1,000,000	$4,157.78
Total Offering Amounts					$308,622,255.12		$28,609.28
Total Fee Offsets(6)							$–
Net Fee Due							$28,609.28

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) that become issuable under the 2021 Equity Incentive Plan (the “2021 Plan”) and 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A Common Stock.
(2)Represents an automatic increase of 5% of the outstanding shares of Class A and Class B-1 Common Stock on the last day of the immediately preceding fiscal year to the number of Class A Common Stock reserved for issuance under, and which annual increase is provided for, in the 2021 Plan.
(3)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $18.96 per share, which is the average of the high and low sale prices of Class A Common Stock as reported on the New York Stock Market on March 21, 2022.
(4)Represents an automatic increase of 1% of the outstanding shares of Class A and Class B-1 Common Stock on the last day of the immediately preceding fiscal year to the number of Class A Common Stock reserved for issuance under, and which annual increase is provided for, in the 2021 ESPP.
(5)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $18.96 per share, which is the average of the high and low sale prices of Class A Common Stock as reported on the New York Stock Market on March 21, 2022. Pursuant to the 2021 ESPP, the purchase price of Class A Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Class A Common Stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2021 ESPP).
(6)The Registrant does not have any fee offsets.